Exhibit 10.3

RELEASE AND SEPARATION AGREEMENT
THIS RELEASE AND SEPARATION AGREEMENT (this “Agreement”) is made and entered into this the 6 day of April, 2020, by and between Lowe’s Companies, Inc., a North Carolina corporation, its parents, subsidiaries and affiliates (hereinafter referred to as “Lowe’s” or the “Company”), and Jennifer L. Weber (“Executive”).
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties do hereby agree, covenant and stipulate as follows:
1.    Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lowe’s Companies, Inc. Severance Plan for Senior Officers (the “Severance Plan”).
2.    Termination of Employment and Removal from Other Positions. Effective as of April 6, 2020 (the “Departure Date”), the Executive and Lowe’s mutually agreed that her employment will terminate and that it will be treated as a termination without Cause and that, effective as of the Departure Date, Executive resigned from all positions with the Company and its subsidiaries (including her position as Executive Vice President, Human Resources). As soon as practicable after the Departure Date, Lowe’s shall pay Executive all accrued, but unpaid, annual base salary, vacation and paid time off and reimburse Executive for all outstanding properly incurred business-related expenses.
3.    Consideration.
(a)    Cash Severance Benefits. In consideration of the release of Lowe’s by Executive, provided Executive executes and returns to the Company and does not revoke any portion of this Agreement, Lowe’s agrees to pay Executive severance pay in an amount equal to $2,508,000 (the “Severance Pay”). The Severance Pay shall be paid in substantially equal installments during the Severance Period in accordance with the Company’s payroll practices commencing with the first payroll period following the Effective Time; provided, however, that payments of the Severance Pay during the “409A Deferral Period” (as hereinafter defined) shall be limited to $585,000 minus the value of the benefits Lowe’s provides to Executive during the 409A Deferral Period pursuant to Sections 3(b) and 3(c) below. Any portion of the Severance Pay that is subject to the foregoing limitation shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid, without interest, with the first payroll period after the expiration of the 409A Deferral Period. For purposes of this Agreement the term “409A Deferral Period” means the six-month period beginning on the Departure Date. For the sake of clarity, this Agreement and the payments set forth herein are intended to be exempt from or in compliance with Section 409A and each payment shall be treated as a separate payment for purposes of Section 409A.
If the Executive dies before she receives payment of the entire Severance Pay, Lowe’s will pay the remaining Severance Pay to her surviving Spouse, or if there is no surviving Spouse, to her estate, in a lump sum as if the Executive had survived. The lump sum payment described in this paragraph shall be made as soon as practicable after

Executive’s death but in no event later than March 15 of the calendar year following the calendar year in which Executive’s death occurs.

(b)    Health Care Assistance. As further consideration for Executive’s release, provided Executive executes and returns to the Company and does not revoke any portion of this Agreement, for the period beginning on the Departure Date and ending on the earlier of the expiration of the Severance Period and the date Executive becomes covered under another employer’s health care plan, Executive and Executive’s eligible dependents shall be entitled to continue participation in the employee health care plan maintained by the Company upon the same terms and conditions in effect from time to time for active employees of the Company as determined in good faith by the Company which period of coverage shall be considered to be part of, and shall run concurrent with, the period of continued coverage required to be offered to Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and after which time Executive and Executive’s eligible dependents may elect to participate in continuation of coverage pursuant to COBRA for any remaining required coverage period, for which Executive shall be responsible for the full cost of any continued coverage elected under COBRA. Executive agrees to notify the Company within three (3) business days of obtaining other employment during the Severance Period when health insurance with the new employer will commence.
(c)    Outplacement Assistance. As further consideration for Executive’s execution and non-revocation of this Agreement, the Company will provide assistance of up to one (1) year from the Separation in Executive’s search for new employment through direct payment by the Company of the professional fees for the services incurred in the normal course of a job search with an outplacement organization arranged by the Company. Such services will not be offered prior to Executive’s execution of this Agreement and the expiration of any applicable revocation period. The services provided by the vendor and the duration thereof will be at the Company’s discretion.
4.    No Further Compensation. Executive agrees that the foregoing consideration shall constitute the entire amount of monetary consideration to which Executive is entitled under this Agreement, that Executive has been paid all compensation owed to Executive during Executive’s employment, that Executive is not entitled to any further monetary consideration whatsoever from the Company, that Executive will assume payment of any attorney fees or costs that Executive has incurred in connection with negotiating this Agreement or otherwise related to Executive’s employment or separation from employment with Lowe’s, and that Executive will not seek any further compensation or consideration for any other claimed damages, costs, or attorney fees in connection with the matters encompassed by this Agreement, or any other events or circumstances that existed or occurred prior to Executive’s execution of this Agreement.
5.    Right to Revoke Agreement. Following Executive’s execution and delivery of this Agreement to Lowe’s, Executive shall have a 7-day period in which to revoke this Agreement, including the release of claims under the Age Discrimination in Employment Act (the “ADEA”), as provided in the Older Workers Benefit Protection Act (the “OWBPA”). During this 7-day period, Executive shall exercise this right by delivering written notice of Executive’s revocation. Lowe’s shall not have the right to revoke this Agreement during the 7-day period.

6.    Confidentiality. Executive acknowledges that, during Executive’s employment with Lowe’s, Executive learned information that is confidential to Lowe’s (“Confidential Information”). Such Confidential Information includes, but is not limited to: trade secrets; plans for opening, closing, expanding, or relocating stores; distribution, replenishment, logistics and information technology strategies and information; purchasing and product information; advertising and promotional programs and plans; financial or statistical data; sales and account information; customer information; sales and marketing plans and strategies; pricing strategies and reports; product cost information; personnel information; and any other information of a similar nature that is not known or made available to the public or to Lowe’s competitors, which, if misused or disclosed, could adversely affect the business of Lowe’s. Confidential Information shall not include information that is generally known or readily ascertainable in the industry or Executive’s general skills and knowledge.
Executive agrees not to disclose any Confidential Information to any person (including any Lowe’s employee who does not need to know such Confidential Information), agency, institution, company or other entity without first obtaining the written consent of Lowe’s. Executive acknowledges and agrees that the duties and obligations under this Section will continue for as long as such Confidential Information remains confidential to Lowe’s. Executive further acknowledges and agrees that any breach of this Section would be a material breach of this Agreement.
Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required or permitted by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Nothing herein prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of confidential information or a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
7.    General Release. Executive covenants and agrees that, in consideration for the separation benefits provided under this Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges Lowe’s, as well as each of Lowe’s officers, directors, employees, parents, subsidiaries, or related entities and agents (Lowe’s and Lowe’s officers, directors, employees, parents, subsidiaries, related entities, and agents being collectively referred to herein as the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity, arising out of Executive’s employment with Lowe’s or the termination of Executive’s employment with Lowe’s (other than any claim arising out of the breach by Lowe’s of the terms of this Agreement), including, without limitation, all claims asserted or that could be asserted by Executive against Lowe’s in any litigation arising in federal, state, or municipal court asserting any claim arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including, but not limited to, the ADEA, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Civil Rights Act of 1866, and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of retaliation, wrongful or constructive discharge, breach of contract or implied covenant, fraud, misrepresentation, intentional and/or negligent infliction of emotional distress, or defamation (“Claim” or “Claims”), which Executive now has, owns, or holds, or claims to have, own, or hold, or which Executive had, owned, or held, or claimed to have, own or hold at any time before execution of this Agreement, against any or all of the Releasees. Notwithstanding the foregoing, however, Executive specifically does not release any right to or claim for payment of (a) any and all vested and nonforfeitable benefits, payments, or stock rights, including all rights, if any, under the Lowe’s 401(k) Plan, Lowe’s Companies Benefit Restoration Plan, Lowe’s Companies Cash Deferral Plan, Lowe’s Companies Executive Stock Ownership Plan or Lowe’s Companies Executive Stock Purchase Plan - Stock Options for Everyone or (b) claims for indemnification permitted by and pursuant to (i) the Company’s organizational documents or applicable law (which rights are incorporated into this Agreement as if stated herein) or (ii) any liability or similar insurance policy maintained by the Company in each case relating to indemnification of directors, officers and employees of the Company.
8.    Release of Claims Under the Age Discrimination In Employment Act. THIS AGREEMENT SPECIFICALLY WAIVES ALL OF EMPLOYEE’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. §§ 621, et seq.), AS AMENDED, AND THE OLDER WORKERS BENEFIT PROTECTION ACT, AS AMENDED. In connection with this waiver, Executive acknowledges and agrees to the following:
(a)    Executive is not waiving any rights or claims under the ADEA that may arise after this Agreement is executed, or any rights or claims to test the knowing and voluntary nature of this Agreement under the Older Workers Benefit Protection Act, as amended.
(b)    Executive acknowledges that Executive has expressly waived ADEA rights or Claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Executive already was entitled.
(c)    Executive acknowledges that Executive has been advised by Lowe’s to consult with an attorney of Executive’s choosing concerning this Agreement prior to executing it, and Executive has had ample opportunity to do so.

(d)    Executive understands that Executive is being provided with a period of 21 days to consider the terms of this Agreement. In the event Executive decides to execute this Agreement in fewer than 21 days (but nevertheless on or after the Departure Date), Executive has done so with the express understanding that Executive has been given and declined the opportunity to consider this release for 21 days. Executive acknowledges that Executive’s decision to sign the Agreement in fewer than 21 days was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day period.
(e)    Executive further understands that Executive may revoke this Agreement, including her release of claims under the ADEA, at any time during the 7 days following the date of her execution of this Agreement. Notice of revocation shall be provided to the General Counsel of Lowe’s Companies, Inc. by facsimile and certified mail, return receipt requested, to Lowe’s Companies, Inc., 1000 Lowe’s Boulevard, Mooresville, NC 28117, facsimile number 704.757.0661. Executive has read carefully and fully understands all of the provisions and effects of this Agreement, and Executive knowingly and voluntarily chooses to enter into all of the terms set forth in this Agreement.
(f)    Executive knowingly and voluntarily intends to be legally bound by all of the terms set forth in this Agreement.
(g)    Executive has relied solely and completely upon Executive’s own judgment and the advice of Executive’s counsel in entering into this Agreement.
(h)    Executive is, through this Agreement, releasing the Company from any and all Claims Executive may have against the Company relating to Executive’s employment and the termination thereof, including claims arising under the ADEA and the OWBPA.
9.    Covenant Not to Sue.
(a)    Executive must not file or be a class representative in any claim, lawsuit or complaint against any Releasee based on the claims released in this agreement. Further, Executive must not authorize or assist any other party to institute a claim, lawsuit, or complaint against any Releasee.
(b)    This Agreement does not interfere with Executive’s right to file a charge with or participate in an investigation or proceeding conducted by, or provide information to the Equal Employment Opportunity Commission (“EEOC”) or the Securities and Exchange Commission (“SEC”) or to file a complaint under the OWBPA challenging the validity of this agreement.
(c)    Executive represents and warrants that Executive has not initiated or filed any action, complaint, or claim against the Releasees with any federal, state or local court.
(d)    The consideration provided to Executive under this Agreement is the sole relief Executive is entitled to for the claims released and waived in this Agreement. Thus, Executive will not be entitled to recover, and must waive all monetary benefits or recovery, against the Releasees in connection with any EEOC, state, or local agency charge or a representative or class action lawsuit regardless of who brings the charge or lawsuit, except that Executive does not waive any right Executive may have to an award paid by the SEC.
(e)    Executive further agrees that if at any time hereafter Executive shall file or join in any suit or assert any claim against the Releasees relating to any matter released for any purpose other than those listed in Section 9(b) above, then (i) Executive agrees that Executive will not attack and shall be estopped from attacking the legal validity or sufficiency of this Agreement and (ii) Executive shall reimburse Lowe’s for its reasonable attorneys’ fees and costs incurred in connection with the defense of such suit or claim. If such an action, complaint, claim, or charge has been initiated or filed by Executive or on Executive’s behalf, Executive will use Executive’s best efforts to cause it immediately to be withdrawn and dismissed with prejudice.
10.    No Assignment of Rights Under Agreement; Indemnification. Executive represents and warrants that no portion of any of the matters released by this Agreement and no portion of the consideration or any recovery or settlement to which Executive might be entitled has been assigned or transferred to any other person, firm, or corporation not a party to this Agreement in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Releasees, or any of them, because of any such purported assignment, subrogation, or transfer, Executive agrees to indemnify and hold harmless the Releasees, and each of them, against such claim, action, demand, or suit, including damages, expenses of investigation, attorney fees, and costs.
11.    No Improper Actions or Omissions. Executive represents and warrants that Executive has no knowledge of any illegal actions, material misstatements or omissions by the Company, is not aware of any facts or evidence that could give rise to such a claim, nor does Executive know of any basis on which any third party or governmental entity could assert such a claim. The previous sentence expressly includes, but is not limited to, any and all conduct that potentially could give rise to claims or liability under the Securities Exchange Act of 1934 (“Exchange Act”), Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act. Executive further represents and warrants that Executive has fulfilled Executive’s duties to the Company to the best of Executive’s abilities and in a reasonable and prudent manner, and that Executive has not knowingly engaged, directly or indirectly, in any actions or omissions that could be perceived as unlawful, nor has Executive failed to report any such actions or omissions to the Company.
Executive affirms that Executive has no information concerning any conduct involving the Company that Executive has any reason to believe may be unlawful or that involves any false claims to the United States. Executive promises to cooperate fully in any investigation the Company undertakes into matters that occurred during Executive’s employment with the Company (with due regard to her personal and professional commitments). Executive understands that nothing in this Agreement prevents Executive from cooperating with any government investigation, making a truthful statement or complaint to law enforcement or a government agency, testifying under oath to law enforcement or a government agency, or from complying with a properly-served and lawfully issued subpoena or similar order issued by a government agency or court of competent jurisdiction. In addition, to the fullest extent permitted by law, Executive hereby irrevocably assigns to the U.S. government any right Executive might have to any proceeds or awards in connection with any false claims proceedings against the Company or any affiliated entity arising under the False Claims Act, any state false claims statute, or any other federal, state or municipal law, statute or regulation providing for recovery to whistleblowers, except that Executive does not assign any award paid by the SEC to which Executive may be entitled.
12.    No Admission of Liability. The execution of this Agreement does not constitute an admission by the Releasees or by Executive of any wrongdoing, and this Agreement shall not be offered or used to establish any such liability. Rather, this Agreement expresses the intention of the parties to resolve all issues and other claims related to or arising out of Executive’s employment by and her departure from the Company.
13.    Payment by Lowe’s. Executive acknowledges that Lowe’s shall withhold all amounts required by appropriate taxing authorities, and that Lowe’s shall issue the appropriate IRS Form W-2 form or other appropriate tax forms to Executive.
Executive expressly acknowledges that the Company has made no representations to Executive regarding the tax consequences of the consideration received pursuant to this Agreement, and that the Severance Pay and other consideration herein likely will be considered to be taxable income and subject to disclosure to the appropriate taxing authorities. Executive agrees that Executive is solely and entirely responsible for the payment and discharge of all federal, state, and local taxes, if any, that are required by law to be paid with respect to the Severance Pay and other consideration. Executive agrees that in the event it should be subsequently determined that withholding or payment of taxes on any amounts received by Executive under this Agreement, or any part thereof, should have been made, Executive personally shall be solely responsible for all such taxes, as well as for any related penalties or interest that may be due and, in addition, does hereby agree to indemnify, defend, and hold harmless the Company from or against any payment, interest, or penalty incurred by the Company in connection with any claim, including any claim made under the federal or state tax laws, concerning the consideration herein.
14.    Consultation with Attorney. Executive acknowledges and agrees that Executive has been afforded sufficient time to carefully consider the terms of this Agreement and to undertake consultation with an attorney prior to entering into this Agreement.
15.    Injunctive Relief. Lowe’s and Executive agree that the provisions herein are important to and of material consideration to Lowe’s and that Lowe’s considers that monetary damages alone are an inadequate remedy to Lowe’s for any breach of the provisions hereof. Executive further stipulates that, upon any material breach by Executive of the provisions herein Lowe’s shall be entitled to seek injunctive relief against Executive from a court having personal jurisdiction of Executive. This section shall not be deemed to limit the legal and equitable remedies available to Lowe's or to limit the nature and extent of any claim by Lowe’s for damages caused by Executive for breach of this Agreement.
16.    Non-Competition.
(a)    General. Lowe’s and its affiliated entities comprise an international, omni-channel provider of goods and services for building, expanding, enhancing, customizing,

maintaining, innovating, connecting, and outfitting its customers’ living spaces (“Home Improvement Business”). Lowe’s operates retail locations and support facilities and offers products and services to consumers in all 50 states, the District of Columbia, and Canada through traditional retail locations, sales organizations, and on-line channels. The Company’s Home Improvement Business requires a complex sourcing and supply network, multi-channel distribution and delivery systems, innovative information technology resources, and a robust infrastructure support organization.
For purposes of this Agreement, Executive will be deemed to be engaged in a “Competing Activity” if Executive, directly or indirectly, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, in a Competing Enterprise, or engages in, as an independent contractor or otherwise, a Competing Enterprise for himself or on behalf of another person or entity. A “Competing Enterprise” is any business engaged in any market which is a part of the Home Improvement Business as described below (i) with total annual sales or revenues of at least five hundred million dollars ($500 million USD) and (ii) with retail locations or distribution facilities in a US State or the District of Columbia or which engages in providing goods and/or services within the Home Improvement Business to customers in the United States through electronic means (internet, mobile application, etc.), including but not limited to the following entities: The Home Depot, Inc.; Sears Holdings, Inc. or Transform Holdco LLC; Menard, Inc.; Amazon.com, Inc.; Ace Hardware Corp.; Lumber Liquidators Holdings, Inc.; Wayfair, Inc.; Best Buy, Inc.; Walmart, Inc.; HD Supply Holding, Inc.; Floor & Décor Holdings, Inc.; and True Value Company.
Nothing contained in this Section shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights the Company may possess as a result of Executive’s misconduct or direct or indirect involvement with a business competing with the business of the Company.
(b)    Non-Competition. Executive agrees that for a period of twenty-four (24) months after the Departure Date (the “Non-Competition Period”), Executive will not directly or indirectly engage in a Competing Activity. Should Executive wish to engage in a Competing Activity before the expiration of the Non-Competition Period, Executive may request written permission from the General Counsel of the Company before engaging in such Competing Activity, which permission may be granted or denied by the Company in its sole and exclusive discretion.
(c)    Access to Proprietary Information. Executive acknowledges that in Executive’s position with Lowe’s, Executive was exposed to the development and implementation of the Company’s strategic business operations, financial performance, marketing strategy, and/or plans for existing and future products and services, and that the Company’s business success and competitive position in the industry are dependent on its exclusive possession of secret, proprietary or confidential information, knowledge or data, and its relationships with customers and suppliers. As such, Executive agrees that the restrictions in this Agreement are reasonable as to the time, territory, and line of business, and are reasonably necessary to protect the Company’s legitimate business interests, protect customer goodwill, and prevent severe and irreparable harm to the Company.

17.    No Solicitation of Employees. Executive agrees for a period of twenty-four (24) months after the Departure Date, Executive will not, directly or indirectly, solicit or encourage any person, who was an employee of the Company with the title of Director or above during Executive’s employment (a “Protected Employee”) to leave employment with the Company or assist in any way with the hiring of any Protected Employee by any future employer, person or other entity, including but not limited to referral, identification for potential employment, recommendation, interview, or direct or indirect supervision.
18.    No Solicitation of Customers or Vendors. Executive agrees for a period of eighteen (18) months after the Departure Date, Executive will not, directly or indirectly, solicit the business of the Company’s customers or vendors who do business with the Company with whom Executive had material contact or about whom Executive obtained confidential information during the 2 years immediately prior to the Departure Date to divert their business away from or otherwise interfere with the business relationships of the Company with its customers and/or vendors on Executive’s behalf or on behalf of any other entity or person.
19.    Further Continuing Duties. Executive shall fully cooperate (with due regard to her professional and personal commitments) with the Company in its defense or prosecution of litigation, administrative charges or hearings and related matters with respect to issues arising during Executive’s tenure with the Company, as may be required by the Company in connection with any formal or informal state, local, and/or federal administrative, governmental or judicial matter or investigation by or of the Company. Executive agrees that the consideration paid under this Agreement shall compensate Executive for Executive’s time spent in connection with these matters, and Executive shall be entitled only to reasonable costs (for meals, travel, lodging etc.) incurred in connection therewith. This section is not intended to limit Executive’s rights to indemnification and advancement of fees and expenses and D&O insurance as provided in this Agreement.
20.    Non-Disparagement. The Company and Executive shall mutually agree on the messaging regarding the Executive’s departure and any related written communication. Executive agrees to refrain from making negative, derogatory, and/or defamatory statements, whether verbal or written, about the Releasees, and from being a party to any such statements. This includes criticism of the Company or its management philosophies, direction, or values. The Company shall not, and shall instruct its executive officers to not, make negative, derogatory, and/or defamatory statements, whether verbal or written, about Executive. All inquiries from prospective employers of Executive shall be directed to Marvin Ellison or W. Ross McCanless.
21.    No Encouragement of Claims Against the Company. Except as may be required by court order or subpoena, Executive represents and warrants that Executive will not volunteer testimony or cooperation to any other individual or entity with respect to actual or potential claims against the Releasees, and Executive will not, directly or indirectly, encourage any individual or entity to assert any claim against the Releasees. Executive agrees that Executive will notify counsel for Lowe’s in writing within 5 calendar days of being contacted by any individual or entity seeking Executive’s cooperation in this regard. This provision shall not preclude Executive from testifying truthfully pursuant to a proper subpoena issued by a court of competent jurisdiction, nor will Executive be precluded from cooperating with federal, state, or local agencies that are investigating any claims of discrimination, harassment, or other unlawful conduct. Furthermore, this provision does not restrict or qualify the Executive’s ability to provide information to or cooperate with the SEC regarding actual or potential claims against Releasees, nor does this provision obligate Executive to notify Lowe’s in the event the SEC contacts Executive seeking Executive’s cooperation.
22.    Return of Company Property. Executive represents and warrants that Executive has returned or will return within 7 days of Executive’s execution of this Agreement, any and all property, information, data or documents belonging to the Company, including any copies or summaries currently in Executive’s possession, custody, or control, regardless of location. Executive acknowledges that Executive has not transferred or otherwise released custody or control of any property, data or documents belonging to the Company except as expressly authorized. Property shall also include, but not be limited to, cell phones, laptop computers, credit cards, passcards, keys, and any other items that belong to the Company.
23.    Enforcement; Termination or Reduction of Severance Pay. Executive agrees that in the event of a breach or threatened breach of Section 17, 18 or 19, Executive hereby consents and agrees that Lowe’s will be entitled to seek monetary damages equal to the Severance Pay and shall be entitled to, in addition to other available remedies, equitable relief (by injunction, restraining order or other similar remedy) against such breach or threatened breach from a court of competent jurisdiction without the necessity of showing actual damages and without the necessity of posting a bond or other security. In addition, in accordance with Section 3.3 of the Severance Plan, (a) if, following the Departure Date, Lowe’s determines that Executive’s employment could have been terminated for Cause as of the Separation Date, Executive shall forfeit any unpaid Severance Pay and shall be required to repay to Lowe’s any Severance Pay paid prior to the date of such determination and (b) the Severance Pay shall be reduced, in whole or in part, by all other salary, bonus, consulting fees or other cash compensation received by or payable to the Executive for services rendered in any capacity to any third party during the Severance Period with the exception of any compensation received for service on a board of directors on the Departure Date or other similar arrangement that existed on the Departure Date.
24.    Default and Notice. In the event Lowe’s fails to make any payment due under the provisions of this Agreement, Executive shall give written notice of such failure to Lowe’s, and Lowe’s shall have a period of 20 business days from receipt of such notice in which to cure such failure. For purposes of this Agreement, unless otherwise specified in this Agreement, all notices to Lowe’s shall be in writing and either hand delivered or sent by Certified Mail, Return Receipt Requested to Lowe’s General Counsel at the following address:
General Counsel
Lowe’s Companies, Inc.
1000 Lowes Boulevard
Mooresville, NC 28117
25.    Waiver of Breach. Any waiver by either party of a breach of this Agreement will not constitute a waiver of any further breach, whether of a similar or dissimilar nature.
26.    Electronic Records. Executive agrees that Lowe’s, in its sole discretion, may convert this Agreement into an electronic record and that in the event of any dispute involving this

Agreement, a copy of such electronic record may serve as the exclusive original. The parties consent to and recognize the validity, enforceability and admissibility of any electronic record or any electronic signature created in connection with this Agreement or the relationship contemplated by it. An electronic record of this Agreement and any electronic signature made in connection with this Agreement shall be deemed to have been signed by hand by the relevant parties.
27.    Whole Agreement, Amendment and Severability. This Agreement contains the whole and entire understanding and agreement between the parties hereto. There are no other understandings, promises, covenants, or agreements between the parties regarding the subject matter of this Agreement, except as specifically set forth herein. This Agreement may not be amended, modified, or altered in any fashion except in writing executed by the parties hereto with the same formality as with which this Agreement is executed. Executive understands and agrees that each clause of this Agreement is a separate and independent clause, and that, if any clause should be found unenforceable, such clause should be and is hereby severed from this Agreement and will not affect the enforceability of any of the other clauses herein.
28.    Governing Law; Venue. This Agreement shall be governed by the laws of the State of North Carolina other than its choice of laws provisions to the extent that such provisions would require or permit the application of the laws of a state other than North Carolina. Each of the parties to this Agreement consents to submit to the personal jurisdiction and venue of the federal and state courts in Mecklenburg County, North Carolina in any action or proceeding arising out of or relating to this Agreement and specifically waives any right to attempt to deny or defeat personal jurisdiction of such courts by motion or request for leave from any such court. Each of the parties further waives any right to seek change of venue from such courts due to inconvenient forum or other similar justification and will pay to the other parties the costs associated with responding to or otherwise opposing any motion or request for such relief. In the event of any dispute regarding the terms of this Agreement, the prevailing party (meaning the party receiving substantially the relief sought) shall be entitled to recover its reasonable attorneys’ fees and all other reasonable costs and expenses associated therewith.
Signature Page Follows

IN WITNESS WHEREOF, Executive has hereunto set her hand and seal, and the Company has caused this Agreement to be executed on its behalf by a duly authorized officer, all as of the day and year first above written.

LOWE’S COMPANIES, INC.

By: /s/ Janice Little
Name: Janice Little
Title: SVP Talent Mgmt & Diversity
Date: April 6, 2020

JENNIFER L. WEBER
/s/ Jennifer L. Weber
Date: April 6, 2020